                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                             (Amendment No. ___)(1)


                           The Princeton Review, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   742352 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [ ]  Rule 13d-1(c)

                  [X]  Rule 13d-1(d)



----------

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.  742352 10 7          SCHEDULE 13G                   Page 2 of 8 Pages


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         Random House TPR, Inc.
         13-3841002
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                  5.       SOLE VOTING POWER         2,858,311

NUMBER OF         --------------------------------------------------------------
SHARES            6.       SHARED VOTING POWER       0
BENEFICIALLY
OWNED BY          --------------------------------------------------------------
EACH              7.       SOLE DISPOSITIVE POWER    2,858,311
REPORTING
PERSON WITH       --------------------------------------------------------------
                  8.       SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,858,311
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

         [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP No.  742352 10 7          SCHEDULE 13G                   Page 3 of 8 Pages


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         Random House, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                  5.       SOLE VOTING POWER         2,858,311

NUMBER OF         --------------------------------------------------------------
SHARES            6.       SHARED VOTING POWER       0
BENEFICIALLY
OWNED BY          --------------------------------------------------------------
EACH              7.       SOLE DISPOSITIVE POWER    2,858,311
REPORTING
PERSON WITH       --------------------------------------------------------------
                  8.       SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,858,311
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

         [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP No.  742352 10 7          SCHEDULE 13G                   Page 4 of 8 Pages


      This Statement on Schedule 13G, relating to the common stock (the "Common Stock"), issued by The Princeton Review, Inc., a Delaware corporation (the "Issuer"), is being filed by and on behalf of Random House TPR, Inc. and Random House, Inc.. The securities that are subject of this filing are directly held by reporting person Random House TPR, Inc., a wholly-owned subsidiary of Random House, Inc. They are indirectly held by reporting person Random House, Inc. through its wholly-owned subsidiary Random House TPR, Inc.

ITEM 1(a).    NAME OF ISSUER:

              The Princeton Review, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2315 Broadway
              New York, NY  10024

ITEM 2(a).    NAME OF PERSON FILING:

              Random House TPR, Inc.
              Random House, Inc.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              1540 Broadway
              New York, NY  10036

ITEM 2(c).    CITIZENSHIP:

               Random House TPR, Inc. is a New York corporation. Random House, Inc. is a New York corporation.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(e).    CUSIP NUMBER:

              742352 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)   [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act.

        (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)   [ ]  Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

        (d)   [ ]  Investment company as defined in Section 8 of the Investment
                   Company Act.

        (e)   [ ]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E).
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CUSIP No.  742352 10 7          SCHEDULE 13G                   Page 5 of 8 Pages


        (f)   [ ]  An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F).

        (g)   [ ]  A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G).

        (h)   [ ]  A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act.

        (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              N/A

ITEM 4.       OWNERSHIP:

        (a)   Amount beneficially owned:

              Random House TPR, Inc.  2,858,311
              Random House, Inc.      2,858,311


        (b)   Percent of class:

              Random House TPR, Inc.  10.5%
              Random House, Inc.      10.5%

        (c)   Number of shares as to which such person has:

              (i)  Sole power to vote or to direct the vote:

                         Random House TPR, Inc.    2,858,311
                         Random House, Inc.        2,858,311


              (ii)  Shared power to vote or to direct the vote:   0

              (iii)  Sole power to dispose or to direct the disposition of:

                         Random House TPR, Inc.    2,858,311
                         Random House, Inc.        2,858,311

              (iv)  Shared power to dispose or to direct the disposition of:   0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

        N/A
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CUSIP No.  742352 10 7          SCHEDULE 13G                   Page 6 of 8 Pages


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        N/A


ITEM 8.       IDENTIFICATION OF MEMBERS OF THE GROUP:

        N/A

ITEM 9.       NOTICE OF DISSOLUTION OF A GROUP:

        N/A

ITEM 10.      CERTIFICATION:

        N/A

CUSIP No.  742352 10 7          SCHEDULE 13G                   Page 7 of 8 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                       RANDOM HOUSE TPR, INC.


Dated:      2/13/02                    By          /s/ Tom Allen
      ---------------------------          -------------------------------------
                                           Name:  Tom Allen
                                           Title: Treasurer




                                       RANDOM HOUSE, INC.



Dated:      2/13/02                    By          /s/ Tom Allen
      ---------------------------          -------------------------------------
                                           Name:  Tom Allen
                                           Title: Senior Vice President Finance